Exhibit 99.2

CONTINGENT VALUE RIGHTS AGREEMENT

AMONG

ELANCO ANIMAL HEALTH INCORPORATED,

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.,

and

UMB BANK, NATIONAL ASSOCIATION,

solely in its capacity as Holders’ Representative

Dated as of July 18, 2019

i

TABLE OF CONTENTS

(continued)

ii

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 18, 2019 (this “Agreement”), is entered into by and among Elanco Animal Health Incorporated, a Indiana corporation (“Parent”), Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as initial Rights Agent (as defined herein), and UMB Bank, National Association, a national banking association duly organized and existing and in good standing under the laws of the United States of America, solely in its capacity as Holders’ Representative (as defined herein).

PREAMBLE

WHEREAS, Parent, Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), and Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of April 26,•2019 (the “Merger Agreement”), pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”) and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) CVRs (as defined herein) as hereinafter described;

WHEREAS, pursuant to the Merger Agreement, by approving the Merger Agreement and the transactions contemplated thereby, or by executing and delivering a letter of transmittal, the Holders have appointed the Holders’ Representative as the exclusive agent and attorney-in-fact on behalf of each Holder with respect to this Agreement and any agreement contemplated hereby, and authorized the Holders’ Representative to take any and all actions and make any decisions required or permitted to be taken by such Holders’ Representative pursuant to this Agreement; and

WHEREAS, the parties have done all things necessary to make the CVRs, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                    Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement.  The following terms have the meanings ascribed to them as follows:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assignee” has the meaning set forth in Section 6.1.

“Authorized Officer” shall mean the president, chief executive officer, or chief financial officer of the Parent.

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

“Combination Product” means (a) any animal health product which consists of a Product and other active compound(s) and/or active ingredients; or (b) the Product packaged with any other drug, device (other than Drug Delivery Systems) , or biologic (as each such term is defined by FDA or other relevant Governmental Authority) and sold as a single unit for a single price.

“Company Common Stock” means common stock, $0.001 par value per share, of the Company.

“CVR” means a contingent contractual right of Holders to receive the Milestone Payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall Amount” has the meaning set forth in Section 4.3(b).

“Diligent Efforts” means, with respect to the achievement of the Milestone, carrying out those obligations and tasks in good faith and in a manner that comprises a level of effort and expenditure of resources that is consistent with commercially reasonable practices normally and typically devoted by a company, in the exercise of its commercially reasonable discretion, within the pet therapeutics industry of comparable size and resources to the Company, relating to development of, seeking regulatory approval of or commercializing, as applicable, a similar product or product candidate, as applicable, at a similar stage in its development or product life as the applicable Product, taking into account, without limitation, issues of safety and efficacy, market potential, anticipated pricing and reimbursement rates, costs, expected profitability (including development costs, intellectual property defense costs, distribution and logistics and all other costs associated with the applicable Product), labeling, pricing reimbursement, methods of distribution, the competitiveness of alternative products in the marketplace or under development, market exclusivity (including the patent, regulatory and other proprietary position of such Product), the applicable regulatory environment and relevant commercial, financial, technical, legal, scientific and/or medical factors; provided, however, that neither (i) the potential payment of the Milestone under this Agreement, nor (ii) the development or commercialization by Parent or its Affiliates of any Competing Product shall be taken into account by Parent in determining the level of efforts to be asserted to achieve a Milestone. For purposes hereof, “Competing Product” means any product that may reasonably be deemed to compete with the Product. For the avoidance of doubt, a failure to achieve the Milestone may still be consistent with Diligent Efforts.

“Drug Delivery System” shall mean a device or tool marketed or sold in connection with a Product that is intended for use to enhance or facilitate the delivery of such Product via a specific route of administration. For clarity, Drug Delivery Systems shall not include any formulation technology comprised in the Product for the targeted delivery of the Product active pharmaceutical ingredient within an animal after the Product has been administered to the animal and/or controlled release of the Product.

“DTC” means The Depository Trust Company or any successor thereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration or any successor agency.

“First Sales Measurement Period” means the period beginning on July 1, 2019 and ending on December 31, 2020.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, or provincial, and whether local or foreign.

“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Holders’ Representative”  means the Holders’ Representative named in the first paragraph of this Agreement, until a successor Holders’ Representative shall have been appointed pursuant to Article 7 of this Agreement, and thereafter “Holders’ Representative” will mean such successor Holders’ Representative (or, as applicable, the successor thereof).

“Imputed Net Sales” means, if the Closing Date is after September 1, 2019, (i) the amount equal to (A) the cumulative Net Sales of the Product in the period from the Closing Date to the end of the First Sales Measurement Period, divided by (B) the number of days in the period from the Closing Date to the end of the First Sales Measurement Period, multiplied by (C) the number of days from September 1, 2019 to the Closing Date, minus (ii) the cumulative Net Sales of the Product in the period from September 1, 2019 to the Closing Date. For the avoidance of doubt, Imputed Net Sales shall be $0 if (i) the Closing Date is on or prior to September 1, 2019 or (ii) the calculation of Imputed Net Sales is negative.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holders’ Representative and Parent, or (b) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Holders’ Representative.

“Loss” has the meaning set forth in Section 3.2(g).

“Milestone” means the first occurrence and only the first occurrence of either (i) the sum of (A) the cumulative Net Sales of the Product during the First Sales Measurement Period, plus (B) the Imputed Net Sales (if any) equaling or exceeding $25,000,000, or (ii) the sum of (A) the cumulative Net Sales of the Product during the Second Sales Measurement Period, plus (B) the Imputed Net Sales (if any) equaling or exceeding $50,000,000.

“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Milestone Payment” means $0.25 per CVR.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Certificate (or if, in accordance with Section 4.4, the Independent Accountant prepares a Final Shortfall Report that concludes that the Milestone Payment should have been paid but was not paid when due, as of the close of business on the date of the Final Shortfall Report, as the case may be).

“Milestone Payment Date” means the date that is forty-five (45) days following the last day of the applicable Sales Measurement Period.

“Net Sales” means the gross amount invoiced by the Selling Entities (without double counting) to third parties other than any other Selling Entity (except as provided below), for the Product, less (without double counting):

(1) trade, quantity and cash discounts allowed;

(2) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(3) product returns and allowances;

(4) that portion of the sales value associated with Drug Delivery Systems;

(5) any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes;

(6) wholesaler inventory management fees;

(7) allowance for distribution expenses (other than distribution expenses incurred by any Selling Entity); and

(8) any other similar and customary deductions which are in accordance with GAAP (collectively, the “Permitted Deductions”).

Such amounts shall be determined from the books and records of such Selling Entity, maintained in accordance with GAAP, consistently applied, and using Parent’s then current standard procedures and methodology, including Parent’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars, consistently applied.

In the case of any sale of the Product between or among any of the Selling Entities for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s-length sale thereafter to a third party, less the Permitted Deductions; provided, however that, where the purchasing Selling Entity is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such purchasing Selling Entity, less the Permitted Deductions, in each case as determined in accordance with the foregoing paragraph. If a Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer of such Product and the applicable Selling Entity, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been received had the transaction been conducted at arm’s length and for cash. Such amount that would have been received shall be determined, wherever possible, by reference to the weighted average selling price of such Product in arm’s length transactions as defined below.

In the event that the Product is sold as part of a Combination Product (a “Combination Sale”), the Net Sales of the Product shall be determined by multiplying the Net Sales of the Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price cannot be determined for the Product and all other product(s) included in the Combination Product, Net Sales shall be deemed to be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each calendar year, and such weighted average sale price shall be used for such Product, other product(s), or Combination Product during that applicable calendar year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) of such Product, other product(s), or Combination Product by the units of such Product, other product(s), or Combination Product sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding calendar year for the respective Product, other product(s), or Combination Product. In the initial calendar year that such Product, other product(s), or Combination Product is sold, a good-faith forecasted weighted average sale price determined by Parent will be used for the Product, other product(s), or Combination Product.

“Net Sales Statement” means, with respect to each Sales Measurement Period, the written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail:

(1) a delineation and calculation of the cumulative worldwide Net Sales of the Product during such Sales Measurement Period;

(2) a delineation and calculation of the Imputed Net Sales (if any);

(3) a delineation and calculation of the Permitted Deductions recorded during such Sales Measurement Period;

(4) to the extent that Combination Sales are recorded in the cumulative worldwide Net Sales of the Product during such Sales Measurement Period, the method of determining the Net Sales of the Combination Product attributable to the Product in accordance with the definition of Net Sales; and

(5) to the extent that sales for the Product for such Sales Measurement Period are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

For the avoidance of doubt, the amounts in the Net Sales Statement shall be calculated in accordance with the terms of this Agreement, including the definitions of “Net Sales” and “Permitted Deductions” contained herein.

“Officer’s Certificate” means a certificate signed by the president, chief executive officer or the chief financial officer of Parent, in their respective official capacities.

“Parent Sale Transaction” has the meaning set forth in Section 6.1.

“Permitted Transfer” means a Transfer of one or more CVRs (1) upon death of a Holder by will or intestacy; (2) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (3) made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (4) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (5) if the Holder is a partnership, in a distribution from the transferring partnership to its partners or former partners in accordance with their partnership interests; (6) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as permitted by DTC; or (7) as provided in Section 2.6.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Product” means any animal health product that contains capromorelin as an active pharmaceutical ingredient or combination of co-administered animal health products that each contain capromorelin as an active pharmaceutical ingredient, in each case alone or in combination with one or more additional active pharmaceutical ingredients and including all formulations and line extensions thereof; for clarity, however, a Product that includes one or more additional active pharmaceutical ingredient will be, if sold, a Product that is sold as part of a Combination Product.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales Measurement Period” means each of the First Sales Measurement Period and the Second Sales Measurement Period.

“Second Sales Measurement Period” means the period beginning on July 1, 2019 and ending on December 31, 2021.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Entity” means (i) prior to the Closing Date, the Company and each of its Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise a licensee or sublicensee with respect to development or commercialization rights as to the Product), and (ii) on and following the Closing Date, Parent, any Assignee and each of their respective Affiliates, licensees and sublicensees with respect to rights to develop or commercialize the Product, and any direct or indirect transferee, successor or assignee (including through any change of control) of the rights to sell the Product of any of the foregoing (but not a distributor of the Product acting solely in the capacity of a distributor and not otherwise an Assignee, licensee or sublicensee with respect to development or commercialization rights as to the Product or transferee, successor or assignee of the rights to sell the Product).

“Shortfall Interest Rate” means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty-five (365) day year or, if lower, the highest rate permitted under applicable Law.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interest, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Transfer” means any transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), the offer to make such a transfer or other disposition, and each contract, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

ARTICLE 2
CONTINGENT VALUE RIGHTS

Section 2.1                                    Holders of CVRs; Appointment of Rights Agent.

(a)                                 As provided in the Merger Agreement, and subject to the terms thereof, the initial Holders shall be the holders of shares of Company Common Stock (other than (i) Cancelled Company Shares and (ii) any Dissenting Company Shares) immediately prior to the Effective Time that are validly converted into the Merger Consideration pursuant to Section 2.1(a) of the Merger Agreement.

(b)                                 Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2                                    Non-transferable.

A Holder may not Transfer any CVRs, other than pursuant to a Permitted Transfer or if a Holder is abandoning its CVRs pursuant to Section 2.6.  Any attempted Transfer that is not a Permitted Transfer, in whole or in part, will be void ab initio and of no effect.

Section 2.3                                    No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                                 Holders’ rights and obligations in respect of CVRs derive solely from this Agreement; CVRs will not be evidenced by a certificate or other instrument.

(b)                                 The Rights Agent will maintain an up-to-date register (the “CVR Register”) for the purposes of the registration of the CVRs and Permitted Transfers thereof in a book-entry position for each Holder.  The CVR Register shall set forth the name and address of each Holder, the number of CVRs held by such Holder, and the U.S. federal tax identification number of each Holder. The CVR Register will initially show one position for Cede & Co. representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time.

(c)                                  Subject to the restriction on transferability set forth in Section 2.2, every request made to Transfer CVRs must be in writing and accompanied by a written instrument of Transfer duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the Transfer.  Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, (i) determine if (A) the Transfer instrument is in proper form, (B) the Transfer is a Permitted Transfer and (C) the Transfer otherwise complies on its face with the other terms and conditions of this Agreement, and, if so (ii) register the Transfer of the applicable CVRs in the CVR Register.  All Transfers of CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor.  No Transfer of CVRs shall be valid until registered in the CVR Register in accordance with this Agreement and any Transfer not duly registered in the CVR Register shall be void.

(d)                                 A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  Such written request must be duly executed by such Holder.  Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4                                    Payment Procedures.

(a)                                 If the Milestone occurs prior to the expiration of a Sales Measurement Period, then, on or prior to the Milestone Payment Date, Parent, will (i) deliver to the Rights Agent and the Holders’ Representative, an Officer’s Certificate certifying the date of the occurrence of the Milestone and that the Holders are entitled to receive the Milestone Payment (the “Milestone Achievement Certificate”), (ii) deliver any letter of instruction reasonably required by the Rights Agent and (iii) deposit with the Rights Agent, in trust for the benefit of the Holders, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. As promptly as practicable after the Rights Agent’s receipt of the Milestone Achievement Certificate, any letter of instruction reasonably required by the Rights Agent and the aggregate amount necessary to pay the Milestone Payment Amount to each Holder (and in any event, within ten (10) Business Days after receipt), the Rights Agent shall (A) deliver, or cause to be delivered, by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Achievement Certificate, a copy of the Milestone Achievement Certificate and (B) pay or cause to be paid, by check delivered by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Achievement Certificate, the Milestone Payment Amount payable to such Holder, less any applicable withholding pursuant to Section 2.4(d).

(b)                                 If the Milestone has not occurred prior to the expiration of a Sales Measurement Period then, on or before the date that is forty-five (45) days after the end of such Sales Measurement Period, Parent will deliver to the Rights Agent and the Holders’ Representative (i) an Officer’s Certificate certifying that the applicable Milestone has not occurred in the immediately preceding Sales Measurement Period and that Parent has complied in all material respects with its obligations under this Agreement (the “Milestone Non-Achievement Certificate”), and (ii) the Net Sales Statement for such Sales Measurement Period.  The Rights Agent will promptly (and in any event, within ten (10) Business Days after receipt) deliver, or cause to be delivered, by first-class postage prepaid mail, to each Holder at the address of such Holder set forth in the CVR Register as of the close of business on the date of the Milestone Non-Achievement Certificate, a copy of such Milestone Non-Achievement Certificate and the Net Sales Statement for such Sales Measurement Period.  The Rights Agent will deliver to Parent a certificate certifying the date of delivery of such certificate to the Holders.

(c)                                  Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties hereto agree to treat any Milestone Payment Amount as additional consideration for the shares of Company Common Stock for all U.S. federal and applicable state and local income Tax purposes.  The parties hereto will not take any position to the contrary on any Tax Return except as required by applicable Law.

(d)                                 Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any Milestone Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes.  To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made and, in no event shall either Parent or the Rights Agent be obligated to pay additional amounts in respect of any such deduction or withholding.  Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder, the Rights Agent will, to the extent reasonably practicable, provide notice to the Holder of such potential Tax deduction or withholding and a reasonable opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts; provided, however, that the time period for payment of a Milestone Payment Amount by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms, provided, further, that in no event shall such period be extended for more than ten (10) Business Days, unless specifically requested by the Holder for the purpose of delivering such forms and agreed to by the Rights Agent in its sole discretion.  Except as provided in this Section 2.4(f), none of

Parent or any of its Affiliates shall have any right to set off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s Milestone Payment Amount or other amount payable to such Holder in respect of the CVRs.

(e)                                  Any portion of any Milestone Payment Amount that remains undistributed to the Holders twelve (12) months after the applicable Milestone Payment Date (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and any Holder will thereafter look only to Parent for payment, without interest, of such Milestone Payment Amount (subject to abandoned property, escheat or other similar Laws).

(f)                                   If any Milestone Payment Amount (or portion thereof) remains unclaimed by a Holder two (2) years after the applicable Milestone Payment Date (or immediately prior to such earlier date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority), such Milestone Payment Amount (or portion thereof) will, to the extent permitted by applicable Law, become the property of Parent and will be transferred to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor.  Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

Section 2.5                                    No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)                                 CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b)                                 CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation).  The sole right of each Holder to receive property hereunder is the right to receive the Milestone Payment Amount, if any, in accordance with the terms hereof.  It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent, any constituent company to the Merger, or any of their respective Subsidiaries (including the Surviving Corporation).

Section 2.6                                    Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Parent or a person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such Transfer and cancellation.  Nothing in this Agreement is intended to prohibit Parent or any of its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion. Any

CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of this Agreement.

ARTICLE 3
THE RIGHTS AGENT

Section 3.1                                    Certain Duties and Responsibilities.

(a)                                 The Rights Agent will not have any liability to the Parent or any other Person for (i) any actions taken or not taken in connection with this Agreement or (ii) for any other damages or causes of action arising from or related to the Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of a court of competent jurisdiction).

(b)                                 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE RIGHTS AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

(c)                                  The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder or the Holders’ Representative with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent.  All rights of action under this Agreement may be enforced by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

(d)                                 To the extent the Rights Agent processes information that would constitute EU Personal Data as defined under Regulation (EU) 2016/679 (General Data Protection Regulation), Rights Agent will comply with the provisions of the Rights Agent GDPR Annex, found at https://www.broadridge.com/GDPR-Annex by using password ICS54903.

(e)                                  The rights of the Rights Agent under this Section 3.1 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.2                                    Certain Rights of Rights Agent.

(a)                                 The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)                                 The Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by or on behalf of Parent.

(c)                                  Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate or other written instruction from an Authorized Officer of the Parent and (ii) incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate or other written instruction from an Authorized Officer of the Parent.

(d)                                 The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, gross negligence or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e)                                  Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)                                   The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)                                  Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement or with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct.

(h)                                 In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all Taxes imposed on the Rights Agent (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section

3.2(g), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i)                                     No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j)                                    Subject to applicable Law, (i) the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person.

(k)                                 Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(l)                                     The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Parent only.

(m)                             The obligations of Parent under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3                                    Resignation and Removal; Appointment of Successor.

(a)                                 The Rights Agent may resign at any time by written notice to Parent and the Holders’ Representative.  Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least forty-five (45) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)                                 Parent with the written consent of the Holders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect.  Such notice will be given at least forty-five (45) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)                                  If the Rights Agent resigns, is removed or becomes incapable of acting, Parent will promptly appoint, with the written consent of the Holders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), a qualified successor Rights Agent.  Notwithstanding the foregoing, if Parent fails to make such appointment within a period of forty-five (45) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent or the Holders’ Representative may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.  The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)                                 Parent will give notice to the Holders and the Holders’ Representative of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 8.2.  Each notice will include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(e)                                  Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Holders’ Representative, Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)                                   The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

Section 3.4                                    Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, however, that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE 4
COVENANTS

Section 4.1                                    List of Holders.

Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Holders’ Representative), in such form as Parent receives from the Exchange Agent, the name, address and U.S. federal tax identification number (to the extent available) of each Holder within fifteen (15) Business Days following the Closing Date.

Section 4.2                                    Payment of Milestone Payment Amount.

If the Milestone has occurred in accordance with this Agreement, Parent will deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount to each Holder.

Section 4.3                                    Audits.

(a)                                 Upon the reasonable written request of the Holders’ Representative delivered to Parent within thirty (30) days of the date on which the Holders are delivered a Milestone Non-Achievement Certificate for a Sales Measurement Period and the Net Sales Statement for such Sales Measurement Period pursuant to Section 2.4(b) of this Agreement (the “Review Request Period”), Parent shall provide, and shall cause its Affiliates to provide, the Independent Accountant with access upon reasonable notice and during normal business hours to such records of Parent or its Affiliates the Independent Accountant may reasonably require to verify the accuracy of the statements set forth in the Net Sales Statement accompanying such Milestone Non-Achievement Certificate and the figures underlying the calculations set forth therein, including any work papers and other documents and information related to such Net Sales Statement as the Independent Accountant may request and as are available to Parent or its Affiliates. The fees charged by the Independent Accountant shall be paid by Parent. The Independent Accountant shall disclose to the Holders’ Representative any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in such Net Sales Statements are incorrect. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Holders’ Representative.

(b)                                 No later than thirty (30) days following initial access to such records of Parent as described in Section 4.3(a), the Independent Accountant shall deliver a written report to Parent and the Holders’ Representative of its preliminary findings regarding whether it has determined that any statements set forth in the applicable Net Sales Statement are incorrect and whether the Milestone occurred during the applicable Sales Measurement Period, including any information directly related to their findings (the “Preliminary Shortfall Report”). Parent and the Holders’ Representative shall have forty-five (45) days following receipt of the Preliminary Shortfall Report from the Independent Accountant (the “Preliminary Shortfall Report Review Period”) to review and comment upon the Preliminary Shortfall Report. The Independent Accountant shall take into consideration in good faith any comments received from Parent or the Holders’ Representative during the Preliminary Shortfall Report Review Period. No later than ten (10) Business Days after the expiration of the Preliminary Shortfall Report Review Period, the Independent Accountant shall deliver a final written report to Parent and the Holders’ Representative (the “Final Shortfall Report”). If the Independent Accountant in the Final Shortfall Report concludes that the Milestone Payment should have been paid but was not paid when due, then no later than sixty (60) days following its receipt of the Final Shortfall Report, (i) Parent shall deliver to the Rights Agent the aggregate amount of the Milestone Payment Amount payable to each Holder, plus interest on such amount at the Shortfall Interest Rate from the date the Milestone Payment Date should have occurred to the date of actual delivery of such amount to the Rights Agent (such amount, including interest, being the “CVR Shortfall Amount”), and (ii) the Rights Agent shall promptly (and in any event within ten (10) Business Days after the date on which the aggregate CVR Shortfall Amount is delivered to the Rights Agent) (A) mail each Holder, by first-class postage prepaid mail, a notification setting forth the Independent Accountant’s determination, and (B) pay or cause to be paid to each Holder, by check mailed to the address of each Holder set forth in the CVR Register as of the close of business on the date on which the aggregate CVR Shortfall Amount is delivered to the Rights Agent, the CVR Shortfall Amount payable to such Holder, less any applicable withholding pursuant to Section 2.4(d). If the Independent Accountant in the Final Shortfall Report concludes that the Milestone Payment should have not been paid, (i) Parent shall promptly notify the Rights Agent of such determination, and (ii) the Rights Agent shall promptly (and in any event within ten (10) Business Days after the date on which such notification is delivered to the Rights Agent), mail each Holder, by first-class postage prepaid mail, a notification setting forth the Independent Accountant’s determination.  The Final Shortfall Report shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, absent manifest error.

(c)                                  Each Person seeking to receive information from Parent in connection with a review or audit pursuant to this Section 4.3 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review or audit.

(d)                                 Parent shall not, and shall cause its Affiliates not to, enter into any license or distribution agreement with any third party (other than Parent or its Affiliates) with respect to a Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 4.3 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.3; provided, however, that Parent and its Affiliates shall not be required to amend any of its existing licenses or distribution agreements.

(e)                                  If, upon the expiration of the applicable Review Request Period, the Acting Holders have not requested a review of the applicable Net Sales Statement in accordance with this Section 4.3, the calculations set forth in such Net Sales Statement shall be binding and conclusive upon the Holders.

Section 4.4                                    Diligent Efforts.

Commencing upon the Closing Date, Parent shall use, and shall cause each applicable other Selling Entity to use, Diligent Efforts to cause the Milestone to occur during each Sale Measurement Period. Without limiting the foregoing, neither Parent nor its Affiliates shall act in bad faith for the purpose of avoiding the occurrence of the Milestone during any Sale Measurement Period.

Section 4.5                                    Non-Use of Name.

Neither the Rights Agent nor the Holders shall use the name, trademark, trade name or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of Parent, other than (in the case of the name of Parent, its Affiliates, or their respective employees)

with respect to a dispute pursuant to this Agreement between any of the Holders, the Rights Agent, Parent or its Affiliates.

ARTICLE 5
AMENDMENTS

Section 5.1                                    Amendments Without Consent of Holders or Rights Agent.

Parent, at any time and from time to time, may unilaterally enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders, the Holders’ Representative or the Rights Agent:

(a)                                 to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(b)                                 subject to Section 6.1, to evidence the succession of another Person to Parent and the assumption of any such successor of the covenants of Parent outlined herein in a transaction contemplated by Section 6.1;

(c)                                  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided that in each case, such amendments shall not adversely affect the interests of the Holders or materially alter the rights or obligations of the Rights Agent;

(d)                                 to amend any manifest error, provided that in each case, such amendment shall not adversely affect the interests of the Holders or materially alter the rights or obligations of the Rights Agent;

(e)                                  to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such amendments shall not adversely affect the interests of the Holders or materially alter the rights or obligations of the Rights Agent;

(f)                                   as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws; provided that in each case, such amendments shall not adversely affect the interests of the Holders or materially alter the rights or obligations of the Rights Agent; or

(g)                                  to cancel CVRs in the event that (i) any Holder has abandoned its rights to such CVRs in accordance with Section 2.6 or (ii) following a Transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 or Section 2.3;

(h)                                 as may be necessary to ensure that Parent complies with applicable Law; provided that in each case, such amendments shall not adversely affect the interests of the Holders or materially alter the rights or obligations of the Rights Agent; or

(i)                                     any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the interests of any such Holder.

Section 5.2                                    Amendments with Consent of Holders.

In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, or the Holders’ Representative, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

Section 5.3                                    Execution of Amendments.

In executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel for Parent or any of its Affiliates stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4                                    Effect of Amendments.

Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.  Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Article 5, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first-class mail to the Holders’ Representative and to the Holders at their addresses as they shall appear on the CVR Register, setting forth a copy of such amendment. Any failure of Parent to mail (or cause the Rights Agent to mail) such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1                                    Parent Consolidation, Etc.

If Parent consolidates with or merges into any other Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person (each, a “Parent Sale Transaction”):

(a)                                 the Person formed by such consolidation or into which Parent is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent substantially as an entirety (the “Surviving Person”) shall expressly assume, in writing, payment of amounts on all CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed (each an “Assignee”); and

(b)                                 Parent shall deliver to the Rights Agent an Officer’s Certificate, stating that such Parent Sale Transaction complies with this Section 6.1 and Section 6.2 and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2                                    Successor Substituted.

Upon any Parent Sale Transaction, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

Section 6.3                                    Product Transfer.

If Parent or any of its Affiliates, directly or indirectly, by a sale, merger, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys or otherwise disposes of their respective rights in and to any Product to a third party (other than Parent or any of its Subsidiaries), then the Milestone shall be deemed to have occurred for all purposes under this Agreement as of the consummation of the transaction or arrangement involving such sale, transfer, conveyance or other disposition; provided, that this Section 6.3 shall not be applicable to a Parent Sale Transaction. For the purposes of clarification, and subject to Section 4.4, Parent may use contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors and distributors in the ordinary course of business to perform research, development, manufacturing and commercialization activities (including granting an appropriate non-exclusive license or sublicense to the extent necessary), without triggering the Milestone.

ARTICLE 7
HOLDERS’ REPRESENTATIVE

Section 7.1                                    Appointment of Holders’ Representative.

To the extent valid and binding under applicable Law, the Holders’ Representative is hereby appointed, authorized and empowered to be the representative, agent and attorney-in-fact of the Holders, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments, notices and consents on behalf of and as agent for the Holders (including such documents, instruments, notices and consents to be received by the Holders) at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of Parent’s obligations under this Agreement, (iii) managing the audit process set forth in Section 4.4, (iv) consenting to amendments to this Agreement; and (v) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

Section 7.2                                      Authority of Holders’ Representative.

To the extent valid and binding under applicable Law and subject to valid appointment of the Holders’ Representative and such Holders’ Representative’s resignation or removal, in each case, pursuant to Article 7, all decisions of the Holders’ Representative shall be final and binding on the Holders as though such Holders’ Representative was the Holders for purposes of this Agreement. Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of the Holders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by Parent or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction), subject to the valid resignation or removal of such Holders’ Representative pursuant to Section 7.3. The Holders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

Section 7.3                                    Resignation and Removal of Holders’ Representative; Appointment of Successor.

The Holders’ Representative may resign at any time, effective upon written notice to Parent, the Rights Agent and the Holders.  The Holders’ Representative may be removed with or without cause by written consent of the Acting Holders, which shall be effective upon written notice to Parent and the Rights Agent. In the event that the Holders’ Representative is removed, the Acting Holders’ shall notify the Holders and the Holders’ Representative as soon as practicable following such removal.  Following any such resignation or removal, to the extent valid and binding under applicable Law, the Acting Holders may appoint, authorize and empower a Person to fill such vacancy, in writing signed by the Acting Holders and such substituted Person, and such substituted Person, upon written notice to Parent and the Rights Agent, shall be deemed to be the Holders’ Representative for all purposes of this Agreement.  To the extent no substitute Holders’ Representative is selected, the rights of the Holders’ Representative hereunder shall vest to the Acting Holders, as though such Acting Holders were the Holders’ Representative.

ARTICLE 8
MISCELLANEOUS

Section 8.1                                    Notices to Rights Agent and to Parent.

Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by electronic mail, in each case as follows:

if to the Rights Agent, to:

Broadridge Corporate Issuer Solutions, Inc.

51 Mercedes Way

Edgewood, New York 11717

Attention: Stock Transfer Administration

Facsimile: (215) 553-5402

Phone: (631) 254-7400

with a copy (which will not constitute notice) to:

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: General Counsel

and a copy via email to legalnotices@broadridge.com

if to Parent:

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Attention: Michael-Bryant Hicks

Facsimile No.: (317) 276-7412

Email: hicksmb@elanco.com

with a copy, which shall not constitute notice, to:

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 North Broadway, Suite 3600

St. Louis, Missouri 63102

Attention:        Stephanie M. Hosler, Esq.

Facsimile No.: (314) 552-8797

Email:               smhosler@bclplaw.com

Section 8.2                                    Notice to Holders.

All notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such notice, if any, with a copy (which shall not constitute notice) sent to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626

Attention:                                       Peter Handrinos

Scott Shean
Daniel Rees

Facsimile No.:                   (714) 755-8290

E-mail:                                                        peter.handrinos@lw.com

scott.shean@lw.com

daniel.rees@lw.com

Any such notice to the Holders will be deemed given on the date of mailing.  In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Where this Agreement provides for notice to the Holders’ Representative, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holders’ Representative, at:

UMB Bank, National Association

120 South Sixth Street, #1400

Minneapolis, MN  55402
Attn:  Gavin Wilkinson

Telephone No.: (612) 337-7001
E-mail:        gavin.wilkinson@umb.com

or at any other address furnished in writing to Parent and the Rights Agent by Holders’ Representative after the date of this Agreement, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Waivers of notice by Holders shall be filed with the Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.  In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to the Rights Agent and the Holders’ Representative shall be deemed to be a sufficient giving of such notice.

Section 8.3                                    Entire Agreement.

As between Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 8.4                                    Merger or Consolidation or Change of Name of Rights Agent.

Any corporation or limited liability company or Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3.  The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 8.4.

Section 8.5                                    Successors and Assigns.

This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent and the Rights Agent and their respective successors and assigns.  Except for assignments to its Affiliates or as provided in Section 8.4, the Rights Agent may not assign this Agreement without Parent’s prior written consent.  Except as provided in Article 6 hereof, Parent or an Assignee may not assign this Agreement without the prior consent of the Acting Holders.  Any attempted assignment of this Agreement in violation of this Section 8.5 will be void ab initio and of no effect.

Section 8.6                                    Benefits of Agreement; Action by Acting Holders.

Nothing in this Agreement, express or implied, will give to any Person (other than Parent, the Rights Agent, the Holders, the Holders’ Representative and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, the Rights Agent, the Holders, the Holders’ Representative and their permitted successors and assigns. The Holders and the Holders’ permitted successors and assigns hereunder are intended third-party beneficiaries of this Agreement and shall be entitled to enforce their rights hereunder (including to obtain payment for any amounts then due and payable) and to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Parent, the Holders’ Representative and the Rights Agent. In addition, Holders’ Representative will have the right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement.

Section 8.7                                    Governing Law.

This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.8                                    Jurisdiction.

In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto:  (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.1 or Section 8.2 of this Agreement.

Section 8.9                                    WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

Section 8.10                             Severability Clause.

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law.  Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon forty-five (45) days’ written notice to Parent.

Section 8.11                             Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.  This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

Section 8.12                             Termination.

This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earlier to occur of (a) the receipt of payment of the Milestone Payment Amount by all Holders pursuant to Section 2.4, (b) the date that follows the expiration of the Review Request Period related to the expiration of the Second Sales Measurement Period (provided no written request is received during any Review Request Period pursuant to Section 4.3), or (c) if a written request is received during the Review Request Period following the expiration of the Second Sales Measurement Period, the later of (i) the date that the Final Shortfall Report is delivered to Parent and the Holders, or (ii) if applicable, the receipt of payment of the CVR Shortfall Amount by all Holders, in each case, pursuant to Section 4.3.  The termination of this Agreement will not affect or limit the right of Holders to receive the Milestone Payment Amount under Section 2.4 (or the CVR Shortfall Amount under Section 4.3, as applicable) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 8.13                             Force Majeure.

Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities or failure of cloud networks or cloud providers, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 8.14                             Construction.

(a)                                 For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)                                 As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)                                  The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(d)                                 Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified.  The parties hereto and the Company have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and the Company and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

(e)                                  All references herein to “$” are to United States Dollars.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

ELANCO ANIMAL HEALTH INCORPORATED

By:	/s/ Jeffrey N. Simmons
Name: Jeffrey N. Simmons
Title: President & Chief Executive Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/ John P. Dunn
Name: John P. Dunn
Title: SVP, Sales

UMB BANK, NATIONAL ASSOCIATION

By:	/s/ Gavin Wilkinson
Name: Gavin Wilkinson
Title: Senior Vice President